**FOR IMMEDIATE RELEASE**

CLIFFS

**NEWS RELEASE**

# CLIFFS NATURAL RESOURCES INC. PROVIDES SHAREHOLDERS A SOLUTION TO FOLLOW ISS AND GLASS LEWIS RECOMMENDATIONS WITHOUT INADVERTENTLY GIVING CASABLANCA CAPITAL A MAJORITY OF THE BOARD

*Cliffs Reduces Director Slate on WHITE Proxy Card from Nine to Seven Candidates – Four Seats Open for Casablanca Nominees*

*ISS and Glass Lewis Expressly Recommended Casablanca Not Receive a Majority of Cliffs' Board Seats*

*Based on Cumulative Voting Structure, Cliffs Believes Support for Only Four Casablanca Nominees on Gold Card Would Give Casablanca a Majority of the Board*

**CLEVELAND – July 18, 2014 –** Cliffs Natural Resources Inc. (NYSE: CLF) today announced that it has revised its **WHITE** proxy card to provide shareholders with a clear path to vote consistently with the recommendations of Institutional Shareholder Services ("ISS") and Glass Lewis & Co ("Glass Lewis") without inadvertently providing Casablanca Capital with a majority of the Board of Directors as a result of Cliffs' cumulative voting provision. While both proxy solicitation firms have recommended shareholders support four Casablanca nominees, **they have recommended that Cliffs' nominees should remain as the majority of Cliffs' Board.**

As such, Cliffs' Board has reduced its slate of directors to be elected at the 2014 Annual Meeting from nine to seven candidates, with Barry J. Eldridge and Stephen M. Johnson no longer standing for re-election. **With this change, shareholders can vote the Company's WHITE proxy card in order to elect four of Casablanca's nominees and seven of Cliffs' nominees, which is in line with both ISS' and Glass Lewis' recommendations.**

In addition, Cliffs' Board is offering to include Lourenco Goncalves, Joseph Rutkowski, Gabriel Stoliar, and Douglas Taylor on Cliffs' **WHITE** proxy card, subject to such individuals providing Cliffs with their consent to include their names on Cliffs' proxy card.

The Company issued the following statement:

> At our upcoming Annual Meeting, Cliffs shareholders have an important and strategic choice to make regarding the future of the Company.
>
> If shareholders vote using the gold card, it is almost certain that Casablanca will be able to use Cliffs' cumulative voting provision to elect all six of their nominees, providing Casablanca with a majority of the Board and enabling them to enact their potentially value-

destructive plan to conduct a "fire sale" of Cliffs assets at the bottom of the commodity cycle. **This is NOT in line with the recommendations issued by ISS and Glass Lewis.**

By voting on the WHITE card, Cliffs shareholders can elect a Board that includes shareholder representation by Casablanca as recommended by ISS, but that also retains a majority of the directors Cliffs believes have the necessary industry and commodity cycle experience to enable Cliffs to succeed in the current iron ore and met coal pricing environment and emerge from the downturn as a stronger company.

The cumulative voting process enables shareholders to aggregate their votes towards one or more nominees. A holder who gives their proxy to another party allows that party to determine how its votes are allocated. If shareholders vote for four nominees on the gold proxy card, Cliffs believes Casablanca would be able to take advantage of cumulative voting and allocate these votes such that **six** Casablanca nominees – a majority of the Cliffs Board – are elected. In order for shareholders to elect four of Casablanca's nominees to the Cliffs Board, consistent with ISS' recommendation, Cliffs urges shareholders to vote on Cliffs' revised **WHITE** proxy card **"FOR ALL"** seven nominees: Gary B. Halverson, Mark E. Gaumond, Susan M. Green, Janice K. Henry, James F. Kirsch, Richard K. Riederer and Timothy W. Sullivan. Additionally, if Casablanca's nominees provide consent to include their names, Lourenco Goncalves, Joseph Rutkowski, Gabriel Stoliar, and Douglas Taylor will be included on Cliffs' **WHITE** proxy card.

If shareholders vote on the gold card, we believe Casablanca will be able to elect all six of its nominees, providing Casablanca with a majority of the Board.

If shareholders have any questions on cumulative voting or need assistance voting, please contact D.F. King & Co., Inc., which is assisting Cliffs in connection with this year's Annual Meeting, at (800) 487−4870.

J.P. Morgan and Bank of America Merrill Lynch are acting as financial advisors to the Company and Wachtell, Lipton, Rosen & Katz and Jones Day are acting as legal counsel.

**About Cliffs Natural Resources Inc.**

Cliffs Natural Resources Inc. is an international mining and natural resources company. The Company is a major global iron ore producer and a significant producer of high-and low-volatile metallurgical coal. Cliffs' strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world's largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs' products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Follow Cliffs on Twitter at: http://twitter.com/CliffsNR.

**Forward-Looking Statements**

This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; our actual levels of capital spending; uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China; a currently pending proxy contest and any other actions of activist shareholders; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited); our ability to successfully identify and consummate any strategic investments and complete planned divestitures; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding any modifications to sales contract provisions; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to cost-effectively achieve planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company's most recently filed reports with the U.S. Securities and Exchange Commission (the "SEC"). The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

**Important Additional Information**

Cliffs, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Cliffs' shareholders in connection with the matters to be considered at Cliffs' 2014 Annual Meeting. Cliffs filed a definitive proxy statement with the SEC on June 10,

2014 in connection with any such solicitation of proxies from Cliffs' shareholders. CLIFFS' SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Cliffs' directors and executive officers in Cliffs' shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with Cliffs' 2014 Annual Meeting. Information can also be found in Cliffs' Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the SEC on Feb. 14, 2014, as amended and filed with the SEC on April 30, 2014, and Cliffs' definitive proxy statement on Schedule 14A, filed with the SEC on June 10, 2014. Shareholders will be able to obtain the proxy statement, any amendments or supplements to the definitive proxy statement and other documents filed by Cliffs with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at Cliffs' website at www.cliffsnr.com or by contacting James Graham, Vice President, Chief Legal Officer & Secretary at (216) 694-5504. Shareholders may also contact D.F. King & Co., Inc., Cliffs' proxy solicitor, toll-free at (800) 487-4870 or by email at cliffs@dfking.com.

**Contacts:**

**Investors**
Jessica Moran
Director, Investor Relations
(216) 694-6532

Jordan Kovler
D.F. King & Co., Inc.
(212) 493-6990

**Media**
Patricia Persico
Director, Global Communications
(216) 694-5316

Joele Frank, Meaghan Repko or Andrea Rose
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449